Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

March 2, 2023

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Ladies and Gentlemen:

We have acted as counsel to Bumble Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 101,768,345 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), that may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholders”), including (i) 43,181,192 shares of Class A Common Stock held as of the date hereof by the Selling Stockholders (the “Shares”) and (ii) 58,587,153 shares of Class A Common Stock issuable upon exchange of common units (“Common Units”) of Buzz Holdings, L.P., a Delaware limited partnership (“Bumble Holdings”) (the “Exchange Shares” and together with the Shares, the “Registered Shares”). The Registered Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus pursuant to Rule 415 under the Act.

Bumble Inc.	- 2 -	March 2, 2023

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Limited Partnership Agreement of Bumble Holdings, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (1) the Shares are validly issued, fully paid and nonassessable and (2) when the Exchange Shares are issued in exchange for Common Units in accordance with their terms, the Exchange Shares will be validly issued, fully paid and nonassessable. We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP